Exhibit 99.2

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

GENEWIZ Group

Nine months ended September 30, 2018 and 2017

GENEWIZ Group

Unaudited Consolidated Financial Statements

Nine Months Ended September 30, 2018 and 2017

GENEWIZ Group

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	September 30,
	2018	December 31,
	(Unaudited)	2017
Assets
Current assets:
Cash and cash equivalents	$31,440	$40,448
Accounts receivable, net of $1,584 and $2,426 of allowance for doubtful accounts at September 30, 2018 and December 31, 2017, respectively	30,445	30,161
Amount due from related parties	2,167	740
Inventories	4,619	4,278
Prepaid expenses and other current assets	7,036	4,665
Total current assets	75,707	80,292

Non-current assets:
Property and equipment, net	32,467	32,773
Advance payments for property, plant, and equipment	411	1,216
Deferred income tax assets, net	10,543	12,130
Other assets, net	658	613
Total non-current assets	44,079	46,732
Total assets	$119,786	$127,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$6,962	$7,745
Amount due to related parties	28	1,774
Unearned revenue	3,226	5,863
Short-term debt and current portion of long-term debt	6,732	11,252
Accrued expenses and other current liabilities	7,564	5,666
Total current liabilities	24,512	32,300

Non-current liabilities:
Long-term debt, less current portion	12,616	14,740
Deferred income	873	1,000
Other non-current liabilities	1,032	759
Long term tax payable	12,403	14,178
Total non-current liabilities	26,924	30,677
Total liabilities	$51,436	$62,977

Commitments and contingencies (see Note 7)

GENEWIZ Group

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	September 30,
	2018	December 31,
	(Unaudited)	2017
Mezzanine equity:
Series B convertible redeemable preferred shares ($0.0001 par value; 4,496,667 shares authorized, 4,496,667 shares issued and outstanding as of September 30, 2018 and December 31, 2017; Liquidation value of $25,129 and $28,742 as of September 30, 2018 and December 31, 2017, respectively)	$25,129	$28,742

Equity:
Series A convertible preferred shares ($0.0001 par value; 23,753,859 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017, respectively; Liquidation value of $47,507 and $50,401 as of September 30, 2018 and December 31, 2017, respectively)	3	3

Series A-1 convertible preferred shares ($0.0001 par value; 667,000 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017; Liquidation value of $3,758 as of September 30, 2018 and December 31, 2017)	3,740	3,740

Series A-2 convertible preferred shares ($0.0001 par value; 1,680,736 and, 1,665,818 shares authorized, issued and outstanding as of September 30, 2018 and December 31, 2017, respectively; Liquidation value of $16,900 and $16,750 as of September 30, 2018 and December 31, 2017, respectively)	16,870	16,720

Ordinary A Shares ($0.0001 par value; 466,683,656 shares authorized at September 30, 2018 and December 31, 2017; zero issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	—	—

Ordinary B Shares $0.0001 par value; 2,733,000 shares authorized at September 30, 2018 and December 31, 2017; 207,650 and 193,250 issued and outstanding as of September 30, 2018 and December 31, 2017, respectively)	—	—
Additional paid-in capital	3,146	2,522
Statutory reserves	2,872	2,307
Retained earnings	18,214	10,068
Accumulated other comprehensive loss	(1,624)	(55)
Total liabilities and stockholders' equity	$119,786	$127,024

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Income

(In Thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Revenues	$93,067	$70,577
Cost of revenue	44,877	37,192
Gross profit	48,190	33,385

Operating expenses:
Research and development	4,271	3,317
Selling and marketing expense	9,296	7,842
General and administrative	21,273	17,498
Total operating expenses	34,840	28,657

Income from operations	13,350	4,728

Other income (expense):
Interest expense, net	(757)	(1,233)
Other (expense) income, net	(598)	787
Earnings before income taxes	11,995	4,282

Provision for income taxes	2,692	530
Net income	$9,303	$3,752

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Comprehensive Income

(In Thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Net income	$9,303	$3,752
Foreign currency translation adjustments, net of nil tax	(1,569)	802
Comprehensive income	$7,734	$4,554

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statement of Changes in Stockholders' Equity

(In Thousands, except share)

(unaudited)

	Convertible Preferred Stock						Ordinary Shares/ Class B
	Series A		Series A-1		Series A-2						Retained	Statutory
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	APIC	AOCI	Earnings	Reserves	Total
Balance at December 31, 2017	23,753,859	3	667,000	3,740	1,665,818	16,720	193,250	—	2,522	(55)	10,068	2,307	35,305
Issuance of Series A-2 preferred shares	—	—	—	—	14,918	150	—	—	—	—	—	—	150
Stock options exercised	—	—	—	—	—	—	169,860	—	205	—	—	—	205
Repurchase of exercised stock options	—	—	—	—	—	—	(155,460)	—	(16)	—	—	—	(16)
Accrued dividend – Series B preferred shares	—	—	—	—	—	—	—	—	—	—	(592)	—	(592)
Share based compensation expense	—	—	—	—	—	—	—	—	435	—	—	—	435
Foreign exchange differences	—	—	—	—	—	—	—	—	—	(1,569)	—	—	(1,569)
Statutory reserve	—	—	—	—	—	—	—	—	—	—	(565)	565	—
Net income – nine months ended September 30, 2018	—	—	—	—	—	—	—	—	—	—	9,303	—	9,303
Balance at September 30, 2018 (unaudited)	23,753,859	$3	667,000	$3,740	1,680,736	$16,870	207,650	$—	$3,146	$(1,624)	$18,214	$2,872	$43,221

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Consolidated Statements of Cash Flows

(In Thousands)

(unaudited)

	Nine Months	Nine Months
	Ended	Ended
	September 30,	September 30,
	2018	2017
Operating activities
Net income	$9,303	$3,752
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,539	4,192
Share based compensation expense	1,083	1,336
Loss on sale of assets	535	34
Foreign exchange gain (loss), net	(341)	(4)
Allowance for doubtful accounts	(716)	342
Accretion of debt discount and issuance cost	172	51
Loss on debt extinguishment	—	262
Deferred income taxes	1,573	539
Change in assets and liabilities:
(Increase) decrease in accounts receivable, net	123	(10,783)
(Increase) decrease in account receivable – related party, net	(1,970)	105
Increase in inventories	(425)	(153)
Increase in prepaid expenses and other current assets	(2,876)	(1,966)
Increase in other non-current assets	(45)	(107)
Increase (decrease)in accounts payable	(594)	919
Increase (decrease) in unearned revenue	(2,557)	213
Decrease in deferred income	(1,741)	(107)
Decrease in other non-current liabilities	(1,501)	(161)
Increase in accrued expenses and other current liabilities	2,917	3,373
Net cash provided by operating activities	8,479	1,837

Cash flows from investing activities
Capital expenditures	(5,156)	(5,909)
Proceeds from sale of assets	—	14
Net cash used in investing activities	(5,156)	(5,895)

Cash flows from financing activities
Proceeds from bank loan, net of issuance costs	4,689	17,974
Proceeds from revolver loan	—	2,500
Payments on bank loan	(10,123)	(6,930)
Repayment of revolver loan	—	(10,500)
Payments of capital lease obligations	(1,071)	(645)
Proceeds from exercise of Series B preferred shares warrants	—	6,329
Proceeds from issuance of Series A-1 convertible preferred shares, net of issuance costs	—	3,740
Proceeds from issuance of Series A-2 convertible preferred shares, net of issuance costs	150	—
Proceeds from exercise of options from employees	205	665
Dividend payments	(4,206)	—
Purchase of ordinary shares from employees	(674)	(2,934)
Net cash provided by (used in) financing activities	(11,030)	10,199

Effect of exchange rate changes on cash and cash equivalents	(1,301)	974
Net increase (decrease) in cash and cash equivalents	(9,008)	7,115
Cash and cash equivalents at beginning of period	40,448	14,439

Cash and cash equivalents at end of period	$31,440	$21,554

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$2,865	$355
Cash paid for interest expenses	$770	$977

See accompanying notes to the consolidated financial statements.

GENEWIZ Group

Notes to Consolidated Financial Statements

(In Thousands, Except where otherwise stated)

September 30, 2018

1.Principal Activities and Currency

GENEWIZ Group (the "Company" or "GENEWIZ") is an exempted company in the Cayman Islands with limited liability under the Companies Law of the Cayman Islands.

Principal Activities:

The Company is a holding company and conducts all of its operations through its subsidiaries which are located in United States (US), China (PRC), United Kingdom (UK), France, Germany and Japan. The Company and its subsidiaries (collectively, the "Group") provides contract research in Sanger DNA sequencing, high throughput/next generation sequencing, gene synthesis, molecular biology, bioinformatics, and GLP regulatory services.

The Company offers its service to pharmaceutical companies, universities, research institutions, government agencies, and biotechnology companies. GENEWIZ is also an institutional outsourcing partner for leading academic and research institutions.

Currency:

Items included in the financial statements of each entity comprising the Company are measured using  the  currency  of  the  primary  economic  environment  in  which  the  entity  operates  (the functional currency). The functional currency for Group, GENEWIZ Inc., and GENEWIZ LLC is the US Dollar ("USD"), the functional currency for Suzhou GENEWIZ Biological Technology Co., Ltd ("GENEWIZ Suzhou"), GENEWIZ (Guangzhou) Biological Technology Co., Ltd (GENEWIZ Guangzhou), and Nanjing GENEWIZ Biological Technology Co., Ltd (GENEWIZ Nanjing) is the Renminbi (RMB), the functional currency for GENEWIZ Japan Corp is the Japanese Yen (JPY), GENEWIZ UK Limited is the British Pound (GBP), and for GENEWIZ France Ltd and GENEWIZ Germany GMBH the functional currency is the Euro (EUR). The Company consolidates its financial statements in USD.

Foreign currency transactions in each entity comprising the Company are translated into the functional currency of the entity using the exchange rates prevailing at the dates of the transactions. Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at year-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized within other income (expense), net in the consolidated statements of income.

The results and financial position of the Company and its subsidiaries that have a functional currency different from the USD are translated into USD as follows:

a.	assets and liabilities are translated at the closing exchange rate as of each period end;
b.	income and expenses are translated at average monthly exchange rates that are relevant for the respective periods for which the income and expenses occurred;
c.	significant transactions use the exchange rate on the date of the transaction; and
d.

all resulting exchange differences arising from such translation are recognized directly in other comprehensive income and the cumulative impact is presented in accumulated other comprehensive income (AOCI) as a separate component of equity.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

2.Significant Accounting Policies

Basis of Presentation and Principles of Consolidation:

The accompanying consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States ("US GAAP"). Any reference in these notes to applicable guidance is meant to refer to the authoritative US GAAP as found in the Accounting Standards Codification ("ASC") and Accounting Standards Update ("ASU") of the Financial Accounting Standards Board ("FASB").

The accompanying consolidated financial statements include the accounts of the Group and its direct or indirect wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in the consolidation financial statements.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities revenue and expense, and the related disclosure of contingent assets and liabilities. Specific accounts that require management estimates include, but not limited to, assumption impacting share-based compensation, preferred shares, deferred tax assets, useful life of property and equipment and allowance for doubtful accounts. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates, and such differences may be material to the accompanying consolidated financial statements.

Fair Value of Financial Instruments:

The carrying amounts of certain of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, advances from customers, and accrued expenses and other current liabilities approximate fair value due to the short-term maturity of these instruments.

Warrants to purchase shares of the Company’s convertible preferred stock are stated at fair value. The convertible preferred stock warrant liabilities are remeasured at the end of each reporting period, and changes to the fair value of the instruments are reported as other income, net in the accompanying consolidated statements of income.

Revenue Recognition:

The Company enters into contracts or pricing agreements with pharmaceutical companies, universities, research institutions, government agencies and biotech companies for the processing or generation of DNA and related samples.

The Company recognizes revenue when there is persuasive evidence of an arrangement, products have been delivered to the customer and/or services have been rendered, the title and risk of loss have passed, the fee for the goods are fixed or determinable, and collectability is reasonably assured.

In certain instances, all revenue recognition criteria have been met, however billing has not yet occurred. In these instances, the Company records unbilled receivables and revenue. As of September 30, 2018 and December 31, 2017, unbilled

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

receivables were $557 and $230, respectively, and were included in accounts receivable on the accompanying consolidated balance sheets.

Cost of Revenue:

Cost of revenue includes direct labor and related benefit charges, direct materials, shipping and handling fees, and an allocation of facility charges and other direct costs.

Research and Development Costs:

Research and development costs are expensed as incurred and consist primarily of supplies, salaries and benefits, depreciation expense, and other expenses incurred by the Company to develop and improve the Company’s service offering, technologies and processes, and are recorded as incurred.

Cash and Cash Equivalents:

The Company considers all investments purchased with original maturities of three months or less at the time of purchase to be cash equivalents. The Company invests its cash and cash equivalents with highly rated financial institutions. Management believes that the financial risks associated with its cash equivalents are minimal. Cash and cash equivalents consist of cash, bank deposits, term deposits, which are not restricted in use, and investments in money market funds as of September 30, 2018 and December 31, 2017.

Accounts Receivable:

The accounts receivable balance primarily includes amounts due from clients and third parties.

The Company provides an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. The estimate could require change based on changing circumstances, including changes in the economy or in the particular circumstances of individual customers. Accordingly, the Company may be required to increase or decrease our allowances. Receivables are written off against the allowance only upon determination that such amounts are not recoverable and all collection attempts have failed. During the nine months ended September 30, 2018 and 2017, the Company recognized expenses (recoveries) of $(716) and $342, respectively, within general and administrative expenses in our consolidated statements of income, associated with our allowances for doubtful accounts.

Inventories:

Inventories are goods that will be used in the production of services or goods. Inventory is stated at the lower of cost or realizable value. Cost is determined by the first-in first-out method.

Concentration of Credit Risk and Off-Balance-Sheet Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

The Company maintains cash and cash equivalents with various major financial institutions. The total cash balances on deposit that exceeded the balances insured by the Federal Deposit Insurance Commission, were approximately $29,590 and $38,944 at September 30, 2018 and December 31, 2017, respectively.

Concentration of Credit Risk and Off-Balance-Sheet Risk (continued):

Substantially all of the Company’s accounts receivable are with companies in the healthcare or biopharmaceutical industry, institutions and universities. However, concentrations of credit risk are limited due to the number of the Company’s customers as well as their dispersion across many different geographic regions.

There were no customers with more than 10% of consolidated revenues for the nine months ended September 30, 2018 or 2017, and there were no customers with more than 10% of consolidated accounts receivable as of September 30, 2018 or December 31, 2017.

Long-Lived Assets:

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. In such instances, the recoverability of assets to be held and used is measured first by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the assets. If such assets are considered to be impaired, an impairment loss would be recognized if the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment of long-lived assets during the nine months ended September 30, 2018 or 2017.

Property and Equipment:

Property and equipment consists of computer equipment, machinery and equipment, furniture and fixtures, leasehold improvements, land use right and equipment used in the Company’s research and development activities and is recorded at cost less accumulated depreciation.

Depreciation is calculated using the straight-line method based on estimated useful lives and in the case of leasehold improvements, the shorter of the useful life or the remaining term of the lease, as set forth below:

Years
Buildings and building improvements	39
Machinery and equipment	3-10
Software	5
Leasehold improvements	7
Furniture and fixtures	7
Automobiles	5
Land use right	50

Capitalized Software Costs:

The Company capitalizes internal use software which is ready for service and capitalizes software development costs incurred on significant projects starting from the time that the preliminary project stage is completed until the project is substantially complete and the software is ready for its intended use. Capitalized costs include payroll and payroll-related costs. Research and development phase costs and other computer software maintenance costs related to software are

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

expensed as incurred. Capitalized software costs are amortized using the straight-line method over the estimated useful life of the underlying system, generally five years.

Leases:

A lease for which substantially all the benefits and risks incidental to ownership remain with the lessor is classified as an operating lease. When a lease contains rent holidays or requires fixed escalations of the minimum lease payments, the Company records the total rental expense on a straight-line basis over the lease term and the difference, if any, between the straight-line rental expense and cash payment under the lease is recorded as deferred rent liabilities (which included in accrued expenses and other current liabilities or other non-current liabilities in the consolidated balance sheet).

Leases that transfer substantially all the rewards and risks of ownership of assets to the Company, other than legal title, are accounted for as capital leases. At the inception of a capital lease, the cost of the leased asset is capitalized at the lower of the net present value of the minimum lease payments and recorded together with the obligation, excluding the interest element, to reflect the purchase and financing at the fair value of the lease property at the inception of the lease. Assets held under capital leases are included in property, plant and equipment, and depreciated over the shorter of the lease terms or the estimated useful lives of the assets. The finance costs of such leases are charged to the consolidated statement of income so as to provide a constant periodic rate of charge over the lease terms.

Government Grants:

The Company qualifies for grants from the PRC government for achieving certain research and development milestones. Government grants related to assets are recorded as deferred income when received, and are then recognized as other income on a straight-line basis over the useful life of the associated asset. Government grants which were unrestricted in use and not refundable, are recorded in other income in the consolidated statement of operations, when received.

Convertible Preferred Stock Warrants:

Freestanding warrants to purchase the Company’s convertible preferred stock were classified as a liability on the accompanying balance sheets. The convertible preferred stock warrants were recorded as liabilities because the underlying shares of convertible preferred stock are contingently redeemable, which, therefore, may obligate the Company to transfer assets at some point in the future to settle these warrants. The warrants are recorded at estimated fair value and are subject to remeasurement at each balance sheet date. During the year ended December 31, 2017, all of the 1,124,167 warrants outstanding as of December 31, 2016 were exercised and the related liability was extinguished. As such, no warrants were outstanding as of December 31, 2017 or September 30, 2018.

Profit Appropriation to Statutory Reserves:

In accordance with current Chinese laws and regulations, our subsidiaries in China are required to allocate to their general reserves at least 10% of their respective after-tax profits for the year determined in accordance with Chinese accounting standards and regulations. Each of our subsidiaries and affiliated entities in China may stop allocations to its general reserve if such reserve has reached 50% of its registered capital. Allocations to these statutory reserves can only be used for specific purposes and are not transferable to use in the form of loans, advances, or cash dividends.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

Stock-Based Compensation:

The Company maintains stock compensation plans as a long-term incentive for employees, and members of the Company’s Board of Directors and advisors. The 2016 Plan allows for the issuance of non-statutory and incentive stock options to employees, non-statutory stock options to non- employees, and restricted stock awards to employees and non-employees.

Per the terms of the Company’s 2016 option plan, the Company has the right, but not the obligation, to repurchase exercised options upon employment termination of the holder for any reason within the later of (a) 180 days from termination or (b) 180 days from exercise. Given this provision the Company assesses the probability that the Company will repurchase immature shares on a grantee by grantee basis. The Company has determined that on the date in which an employee is terminated or leaves the Company for any reason, it is probably that the Company will repurchase the shares exercised for cash. Therefore, upon termination, the vested but unexercised stock options are reclassed from equity to liability and marked to market, with any change in fair value recorded through the consolidated statement of income.

The Company has determined that it is not probable that they will repurchase exercised options of employees and thus are accounted for as equity awards.

The Company measures stock-based compensation at the grant date based on the fair value of the award and recognize stock-based compensation expense over the requisite service period. The fair value of the Company’s stock options has been determined using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate and (iv) expected dividends. Due to the lack of historical and implied volatility data of the Company’s Ordinary Shares, the expected stock price volatility has been estimated based on the historical volatilities of a specified group of companies in the Company’s industry for a period equal to the expected life of the option. The Company selected companies that it considers to have comparable characteristics to the Company, including enterprise value, risk profiles and position within the industry and with historical share price information sufficient to meet the expected term of the stock options. The historical volatility data has been computed using the daily closing prices for the selected companies.

The expected life of the options granted represents the period of time that options granted are expected to be outstanding and is calculated using the simplified method, which is the mid-point between the vesting date and the end of the contractual term for each option. The risk-free interest rate is based on a zero coupon, United States Treasury instrument whose term is consistent with the expected life of the stock option. The Company has not paid, and does not anticipate paying, cash dividends on its shares of Ordinary Shares; therefore, the expected dividend yield is zero. The Company uses historical data to estimate pre-vesting option forfeitures and records stock- based compensation expense only for those awards that are expected to vest.

The Company’s share-based awards are subject to service-based or service and performance-based vesting conditions. The Company records compensation expense for service-based awards over the vesting period of the award on a straight-line basis. For awards with service and performance based conditions, compensation related to the performance-based vesting conditions is recognized when achievement of the performance condition is considered probable and the compensation expense related to the service condition is recorded using the accelerated method.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

Certain weighted-average information and assumptions used in the option-pricing model for options granted to employees, directors, and non-employees are as follows:

	Nine months Ended
	September 30,
	2018	2017
Expected life (in years)	5.7-5.8	5.7-5.8
Risk-free interest rate	2.3 - 2.9%	2.3%
Volatility	22 - 48%	22.6%
Dividend yield	—	—

Income Taxes:

The Company accounts for income taxes in accordance with FASB ASC Topic 740, Income Taxes (ASC 740). Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements, net operating loss carry forwards and tax credits, if any. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided in accordance with the laws of the relevant taxing authorities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in which temporary differences are expected to be received or settled. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in the consolidated statement of income in the period of the enactment of the change.

The Company considers positive and negative evidence when determining whether a portion or all of its deferred tax assets will more likely than not be realized. This assessment considers, among other matters, the nature, frequency and severity of current and cumulative losses, forecasts of future profitability, the duration of statutory carry-forward periods, its experience with tax attributes expiring unused, and its tax planning strategies. The ultimate realization of deferred tax assets is dependent upon the Company’s ability to generate sufficient future taxable income within the carry-forward periods provided for in the tax law and during the periods in which the temporary differences become deductible. When assessing the realization of deferred tax assets, the Company has considered possible sources of taxable income including (i) future reversals of existing taxable temporary differences, (ii) future taxable income exclusive of reversing temporary differences and carry-forwards, (iii) future taxable income arising from implementing tax planning strategies, and (iv) specific known trend of profits expected to be reflected for a company operating in the genomic services industry.

The Company uses a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return regarding uncertainties in income tax positions. The first step is recognition: the Company determines whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, the Company presumes that the position will be examined by the appropriate taxing authority with full knowledge of all relevant information. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in one or more of the following: an increase in a liability for income taxes payable, a reduction of an income tax refund receivable, a reduction in a deferred tax asset or an increase in a deferred tax liability. The Company has recorded a liability for uncertain tax positions at September 30, 2018 and December 31, 2017 – See Note 9.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

The Tax Cuts and Jobs Act, which was enacted in December 2017, had a substantial impact on our income tax expense for the year ended December 31, 2017. The Company expects to meaningfully benefit from its enactment in future periods. See Note 9 to the consolidated financial statements for further detail.

Fair Value Measurements:

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards. The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 - Observable inputs that reflect quoted prices for identical assets or liabilities in active markets.

Level 2 - Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs which are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires management to make judgments and consider factors specific to the asset or liability. Management believes that the Company’s debt (see Note 5) bears interest at the prevailing market rate for instruments with similar characteristics and accordingly, the carrying value approximates its fair value.

Assets and liabilities measured at fair value on a recurring basis at December 31, 2017 (none at September 30, 2018) is as follows:

	December 31, 2017
	Fair Value Measured Using
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents	$4,154	$—	$—	$4,154

The estimated fair values of the convertible preferred stock warrant liabilities were determined using Level 3, or significant unobservable inputs. Changes to the estimated fair value of the warrants are recorded in other income, net in the consolidated statement of income and were not significant for the nine months ended September 30, 2017.

During the periods ended September 30, 2018 and 2017, there were no transfers between Level 1, Level 2, or Level 3 assets or liabilities reported at fair value on a recurring basis.

Recent Accounting Pronouncements:

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers. This update supersedes most of the current revenue recognition requirements. The core principle of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

which the entity expects to be entitled in exchange for those goods or services. New disclosures about the nature, amount, timing and uncertainty of revenue and cash flows arising from contracts with customers are also required. This guidance is effective for fiscal years and interim periods beginning after December 15, 2018, for non-public entities (i.e., fiscal year 2019 for the Company). Early adoption is allowed but no earlier than the original effective date for public entities  of  December 15, 2017. Entities must adopt the new guidance using one of two retrospective application methods. The Company is currently evaluating the standard to determine the impact of its adoption on the consolidated financial statements.

In February 2016, the FASB issued ASU 2016‑02, Leases. The primary difference between current GAAP and Topic 842 is the required recognition of lease assets and lease liabilities by lessees for leases classified as operating leases. The FASB issued this update to increase transparency and comparability among organizations that engage in operating leases, as lessees. This is effective for the Company in fiscal 2020 and the Company is currently assessing the impact on our consolidated financial statements.

In May 2016, the FASB issued ASU 2016‑09, Improvements to Employee Share-Based Payment Accounting. The amended guidance focuses on how companies record taxes on vested or settled awards, shares repurchased to cover taxes upon employee exercise and the ability for companies to elect to account for forfeitures as they occur. Additionally, the guidance includes items specific to non-public entities related to an award’s expected term and liability classified awards. For non- public companies, the guidance is effective for fiscal years beginning after December 15, 2017, with early adoption permitted. The Company adopted this guidance in 2018, and the impact was not significant to the consolidated financial statements

In May 2017, the FASB issued ASU 2017‑09, Compensation - Stock Compensation (Topic 718), Scope of Modification Accounting. Under the new guidance companies that make non-substantive changes to its awards will not be subject to modification accounting guidance. This guidance is effective for fiscal years and interim periods beginning after December 15, 2017, with early adoption permitted. The Company adopted this guidance in 2018, and the impact was not significant to the consolidated financial statements.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

3.Property and Equipment, net

Property and equipment consists of the following:

	September 30,
	2018	December 31,
	(Unaudited)	2017
Land	$165	$165
Land use right	2,156	—
Buildings and building improvements	130	130
Machinery and equipment	32,033	28,880
Software	5,224	4,410
Leasehold improvements	7,724	6,354
Furniture and fixtures	599	385
Automobiles	477	505
Construction in progress	1,841	5,262
Equipment under capital leases	5,971	6,642
Subtotal	56,320	52,733
Less accumulated depreciation and amortization of	(23,853)	(19,960)
Total	$32,467	$32,773

Depreciation and amortization expense related to property, plant and equipment was $5,539, and $4,192 for the nine months ended September 30, 2018 and 2017, respectively. Depreciation and amortization expense included $729 and $232 related to capitalized software and $460 and $812 related to capital leases for the nine months ended September 30, 2018 and 2017, respectively.

4.Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

	September 30,
	2018	December 31,
	(Unaudited)	2017
Accrued payroll and related expenses	$4,071	$	$ 2,726
Taxes payable	1,210		1,221
Other payable	2,283		1,719
Total accrued expenses and other current liabilities	$7,564	$	$ 5,666

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

5.Debt

Debt consist of the following:

	September 30,
	2018	December 31,
	(Unaudited)	2017
Term loan (US)	$10,031	$10,331
Revolving credit (US)	—	—
Bank loans (China)	5,685	10,999
Unamortized discount/issuance costs	(305)	(321)
Capital lease obligations	3,937	4,983
Total debt outstanding	19,348	25,992
Less current debt	(6,732)	(11,252)
Long-term debt outstanding	$12,616	$14,740

In June 2017, the Company entered into a new term loan facility (Term Loan) in the amount of $10,700, with CitiBank N.A, to fund its working capital and other general corporate needs. The Company also obtained new a Revolving Credit line of $10,000 as part of this Term Loan agreement. The Company drew down the entire term loan available under the agreement in June 2017 and repaid the outstanding obligation under the previous term and revolving loan of $9,800.

The debt repayment has been treated as a debt extinguishment and the Company recognized a $262 debt extinguishment loss during the nine months ended September 30, 2017, for the write-off of unamortized debt discount recorded in interest expense, net in the consolidated statement of income.

The Term Loan carries an interest rate equal to the LIBOR rate plus 2.75% and the Company may at their option prepay the Term Loans, in whole or in part, at any time and from time to time without premium or penalty. At September 30, 2018 the interest rate in effect was 5.73%. The revolving credit facility bears interest at the prime rate plus an applicable margin as defined in the loan agreements, and matures in June 2020.

The Term Loan is senior to all other debt and has a first priority lien on all of the Company’s assets, excluding intellectual property; however, intellectual property is subject to a negative pledge. The Term Loan contains customary conditions related to borrowing, events of default, and covenants, including covenants limiting the Company’s ability to dispose of assets, undergo a change in control, merge with or acquire stock, and make investments, in each case subject to certain exceptions. The Term Loan requires that the Company comply with a Consolidated Leverage ratio and a debt service ratio financial covenants. As of September 30, 2018, there have been no events of default.

Total interest expense recorded on the debt was $941 and $1,250 for the nine months ended September 30, 2018 and 2017, respectively. Total interest expense included $15 and $51 interest expense related to the amortization of the issuance cost for the nine months ended September 30, 2018 and 2017, respectively.

China

The bank loans in China included short term loans of $4,030 and $8,100 as of September 30, 2018 and December 31, 2017, respectively. The interest rates of these loans were from 3.80% to 4.57%, and 3.80% to 4.35%, during 2018 and 2017. The Company also has long term loans outstanding of $1,655 and $2,899 as of September 30, 2018 and December 31, 2017. As of September 30, 2018, $828 of the long term loan was due within one year and was recorded in

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

the current portion of long-term debt. The interest rate was equal to the LIBOR rate plus 3.1%. There are no covenants with respect to these loans.

Future minimum payments with regards to the total debt outstanding (other than the capital leases) as of September 30, 2018 is as follows:

Year ending December 31:
2018 (remaining period)	$1,350
2019	4,886
2020	2,700
2021	4,158
2022 and thereafter	2,622
Total minimum loan payments	$15,716

6.Convertible Preferred Stock

Series B Preferred Shares:

Activity in the Series B Preferred shares is summarized as follows:

	Shares	Amount
Balance at December 31, 2017	4,496,667	28,742
Accretion of dividend	—	593
Payment of dividend	—	(4,206)
Balance at September 30, 2018	4,496,667	$25,129

On January 7, 2016, the Company issued 3,372,500 Redeemable Convertible Series B Preferred Shares (Series B  Preferred Shares) at a price of $5.634 per share and 1,124,167 Series B Warrants, convertible into 1,124,167 Series B Preferred Shares with an exercise price of $5.634 per share.

The Series B Warrants were exercisable into Series B Preferred Shares at exercise price of $5.634 per share until January 7, 2018. The warrants were considered to be freestanding instruments that required bifurcation from the Series B Preferred Shares and was therefore accounted for as liability. The warrants were exercised in January 2017.

The Series B Preferred Shareholders can obtain creditor rights as promissory note holders if the Series B Preferred Share are redeemed and the Company has insufficient funds to pay the redemption price. The Company has evaluated this feature and has determined that this feature would not impact the treatment of the Series B Preferred Share.

The Series B Preferred Shares is classified as liabilities because at issuance, this feature does not currently grant the preferred shareholders creditor rights. Furthermore, the Company has evaluated the redemption features and has determined that, given redemption is at the holder’s option and therefore outside the control of the Company, such securities should not be classified as permanent shareholders’ equity. Accordingly, such securities are classified as mezzanine equity on the balance sheet.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

Series B Preferred Shares (continued):

The Company records the difference between the initial carrying value and the ultimate redemption value to the earliest possible redemption date at each reporting date. The difference each period relates to the 8% (3% after March 2018, if and only if declared – see below) per annum compounded accrued dividends whether or not declared entitled to by the Series B Preferred Shareholders. The accrued dividend is recorded against retained earnings, or in the absence of retained earnings, by charges against additional paid-in-capital. Once additional paid-in-capital has been exhausted, additional charges are recorded by increasing the accumulated deficit.

In April 2018, the Company paid the cumulative dividend accrued to Series B shareholders of $4,206. The cumulative accrued dividend and resulting redemption value of the Series B Preferred Shares as of September 30, 2018 and December 31, 2017, are $0 and $25,129 and $3,615 and $28,742, respectively.

Series A Preferred Shares:

During the fourth quarter of 2017, the Company redeemed and retired 174,041 shares of Series A Preferred Stock from the Founders for $1,750.

Series A‑1 Preferred Shares:

On January 9, 2017, the Company executed an agreement with related parties to issue 667,000 Convertible Series A‑1 Preferred Shares (Series A‑1 Preferred Shares) at a price of $5.634 per share. Total cash proceeds received by the Company was $3,740, which was net of issuance cost incurred of $17.

Additionally, pursuant to the Shareholder resolution, the Company redeemed 667,000 Class B ordinary shares from the shareholders at a price per share of $4.33, or $2,900 and 475,000 of the 667,000 shares were redeemed from employees. The difference of $1,231 between the fair value of $869 (at $1.83 per share) on the date of redemption and the $2,100 paid (at $4.33 per share) was recorded as compensation expense through the consolidated statement of income. The remaining 192,000 shares were redeemed from a former employee and as such the difference of $831 between the par value and the cash consideration was recorded as a deemed dividend through retained earnings. All shares repurchased were retired by the Company.

Series A‑2 Preferred Shares:

On November 10, 2017, the Company executed an agreement with new investors to issue 1,665,818 Convertible Series A‑2 Preferred Shares (Series A‑2 Preferred Shares) at a price of $10.0551  per  share.  The total  value of the  Series   A‑2 Shares and  cash proceeds received was $16,720, which is net of issuance costs of $30. Pursuant to the Shareholder resolutions, the Company repurchased and retired 174,041 Series A Preferred Shares from the Founders with total consideration of $1,750, based on the price of $10.0551 per share, which was charged to retained earnings as a deemed dividend.

In 2018, a board member of the Company purchased 14,918 Series A‑2 Preferred shares for $150.

Rights and Preferences:

As of December 31, 2017 and 2016, the holders of the Series B Preferred Shares and Series A, A‑1 and A‑2 Preferred Shares (together the "Preferred Shares") had the following rights and preferences, unless stated otherwise.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

Dividends:

Through March 2018:

The holders of the Series B Preferred Shares shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 8% compounded per annum, whether or not declared by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if- convertedbasis.

The holders of the Series A and A‑1 Preferred Shares shall be entitled to receive cumulative dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 3% compounded per annum, whether or not declared by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-convertedbasis.

The holders of the Series A‑2 Preferred Shares shall be entitled to receive declared and unpaid dividends in preference to any dividend on the Company’s Ordinary Shares at the rate of 3% per annum, on non-compounded basis, subject to declaration by the Board of Directors. The holders of Preferred Shares also shall be entitled to participate pro rata in any dividends paid on the Ordinary Shares on an as-if-convertedbasis.

Post March 2018:

In March 2018, The Company amended the Memorandum of Association. As a result of the amendment and effective March 15, 2018, the holders of Series A and A‑1 Preferred Shares shall be entitled to receive non-cumulative non-compounding cash dividends at the rate of three percent (3%) of the applicable Preferred Share Issue Price, if and when declared by the Board (including the affirmative vote of the Investor Director), on each outstanding Preferred Share, which changed from the previous cumulative compounding cash dividends of the same rate, under the original agreement. Also, effective March 15, 2018, the holders of Series B Preferred Shares shall be entitled to receive non-cumulative non-compounding cash dividends at the rate of three percent (3%) of the applicable Preferred Share Issue Price, if and when declared by the Board (including the affirmative vote of the Investor Director), on each outstanding Preferred Share, which changed from the previous cumulative compounding cash dividends at the rate of eight percent (8%), under the original agreement. Additionally, if and when dividends are declared, the Company has the right to choose to pay those dividends either in cash or in shares of the Company at the then-current fair market value. In addition, the Company declared the accumulated dividends due to the Series B Preferred Shares and Series A‑1 Preferred Shares as of March 15, 2018 and paid the $4,206 to the shareholders in April 2017. Further, the Series A Preferred Shareholders waived their right to the dividend of $3,200.

Conversion:

Holders of Series A and B Preferred Shares shall have the right to convert their units into Class A Ordinary Shares at any time at a conversion price equal to the Original Issue Price, subject to adjustments under certain circumstances. The Series A  and B Preferred Shares will be automatically converted into Ordinary Shares upon (i) the closing of a Qualified IPO, or (ii) the conversion date specified by written consent or agreement of the holders of at least 50% of all then outstanding Series B Preferred Shares (Preferred Majority).

A Qualified Public Offering is defined as upon the closing of a firm commitment underwritten public offering of the Class A Ordinary Shares, with a pre-offering valuation of the Company of no less than Three Hundred Million US dollars ($300,000) and gross proceeds to the Company of no less than Thirty Million US dollars ($30,000).

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

With regard to the Series B Preferred Shares only, if the Company shall issue or deemed to have issued any additional equity or any instrument or securities convertible or exercisable into equity (Convertible Securities) or any additional Ordinary Shares (New Ordinary Shares), under certain circumstances, , at a price per Ordinary Share (on an as-converted basis) less than the applicable conversion prices then of corresponding Redeemable Convertible Preferred Shares, then the relevant conversion price, shall be reduced per the Series B agreement, concurrently with such issue.

Redemption:

Holders of Series B Preferred Shares shall have the right to redeem up to (a) 1/3 of Series B Preferred Shares at any time commencing from the 5th anniversary of the Closing, (b) additional 1/3 at any time commencing from the 6th anniversary of the Closing, and (c) the final 1/3 at any time commencing from the 7th anniversary of the Closing at the price per share equal to the initial issuance price, and a return thereon at a 8% compounded annual rate. There is no redemption feature for any Class of Series A Preferred.

Voting Rights:

Holders of Series A and B Preferred Shares shall have the same voting rights as Class A Ordinary Shares on an as-if-converted basis.

Liquidation Preference:

Upon any liquidation, dissolution or winding up of the Company, holders of Series B Preferred Shares shall be entitled to receive, prior to any distribution to the holders of Ordinary Shares or any other class or series of shares then outstanding, an amount per preferred share equal to the Original Issue Price of their preferred shares plus any accrued and unpaid dividends. Additional distributions to holders of Series B Preferred Shares are subject to certain restrictions.

7.Commitments and Contingencies

Operating Leases:

The Company leases various facilities and equipment under non-cancelable lease arrangements. Future minimum rental commitments for leases with non-cancelable terms of one year or more at September 30, 2018, are as follows:

2018 (remainder of year)	$768
2019	2,908
2020	2,656
2021	1,961
2022	858
Thereafter	1,815
Total minimum lease payments	$10,966

Rent expense for the nine months ended September 30, 2018 and 2017 was $3,036 and $2,926, respectively.

Capital Leases:

The Company leases certain machines that are classified as capital leases and have remaining lease terms ranging from two to five years.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

At September 30, 2018 the total future minimum lease payments under these capital leases and their present value are as follows:

2018 (remainder of year)	$362
2019	1,391
2020	1,277
2021	1,044
2022	170
Total	4,244
Less amount representing interest	(307)
Capital lease obligations	$3,937

Capital Commitment:

At September 30, 2018, the Company had commitments of $364 relating to purchase of plant and machinery and $873 for the construction of building.

Legal Proceedings:

The Company is a party to claims and lawsuits arising in the normal course of business. While the ultimate resolution of these matters has yet to be determined, and although the results of litigation and claims cannot be predicted with certainty, the Company does not believe that their outcome will have a material adverse effect on the Company’s consolidated financial position, results of operations or liquidity.

8.Stockholders’ Equity

Ordinary Shares:

The Ordinary Shares confers upon its holders the right to receive dividends out of any assets legally available, when and as declared by the Board of Directors, but subject to the prior right of the holders of Series APreferred Shares and Series B Preferred Shares as described above.

Ordinary Shares reserved for future issuance as of September 30, 2018 consisted of the following:

Preferred shares	26,345,245
Shares available for grant under stock option plan	11,940
Options issued and outstanding under stock option plan	2,477,410
Total ordinary shares reserved for future issuance	28,834,595

Stock Incentive Plan:

Under the Company’s 2016 Equity Incentive Plan (the 2016 Plan), options and other stock awards to purchase shares of Ordinary Shares may be granted to employees, directors, and consultants. Incentive stock options are granted to employees and non-statutory stock options are granted to consultants and directors at an exercise price not less than 100% of the fair value (as determined by the Company’s Board of Directors) of the Company’s Ordinary Shares on the date of grant. The

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

exercise price of options granted to stockholders who hold 10% or more of the Company’s Ordinary Shares on the option grant date shall not be less than 110% of the fair value of the Company’s Ordinary Shares on the date of grant for both incentive and non-qualified stock option grants. These options generally vest over four years and expire ten years from the date of grant. There were no unvested shares subject to repurchase as of September 30, 2018 and December 31, 2017.

The 2016 Plan can be terminated by the Company’s Board of Directors at any time.

Stock Option Activity:

A  summary of the Company’s stock option activity is as follows:

			Weighted-
			Average
		Weighted-	Remaining
	Number of	Average	contractual	Aggregate
	Shares	Exercise Price	term (years)	Intrinsic value
Balance at December 31, 2017	2,113,510	$1.18	6.76	$6,551
Options granted	666,180	7.31	—	—
Options exercised	(169,860)	1.21	—	—
Options forfeited	(132,420)	1.38	—	—
Balance at September 30, 2018	2,477,410	$2.82	8.06	$8,926
Exercisable as of September 30, 2018	1,470,674	$1.08	7.31	$7,873
Vested or expected to vest at September 30, 2018	2,113,946	$2.71	6.74	$9,469

Options to purchase 363,464 and 140,192 shares of ordinary Shares are performance based and vest upon a successful Initial Public Offering or change in control at September 30, 2018 and December 31, 2017, respectively. This unvested performance-based option is excluded from the vested or expected to vest balance as of September 30, 2018 and December 31, 2017.

The Company also issued 36,000 restricted shares under the 2016 Plan during the nine months ended September 30, 2018, of which 18,000 shares had vested as of September 30, 2018.

The Company has recognized $1,083 and $1,336 of stock compensation expense for the nine months ended September 30, 2018 and 2017, respectively, of which approximately $435 and $561, respectively, were recorded in equity and the remainder initially recorded as a liability.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

Stock Incentive Plan:

The following table summarizes stock-based compensation expense for employees for the nine months ended September 30, 2018 and 2017, which was included in the consolidated statements of income as follows:

	Nine Months Ended
	September 30,
	2018	2017
Cost of revenue	$199	$46
General and administrative	404	1,271
Research and development	53	2
Selling and marketing expenses	427	17
	$1,083	$1,336

At September 30, 2018, the total compensation cost related to unvested stock-based awards granted to employees under the Company’s stock option plan but not yet recognized was approximately $970. This cost will be amortized on a straight-line basis over the remaining vesting period and will be adjusted for subsequent changes in estimated forfeitures. The weighted-average remaining recognition period is approximately four years.

9.Income Taxes

Effective January 1, 2016, GENEWIZ LLC elected to be treated as a C corporation for both federal and state purposes, thus subject to corporate income tax and deferred income tax in the US. The Company is incorporated as an exempt company in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gain in the Cayman Islands. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

In December 2017, a law commonly known as the Tax Cuts and Jobs Act (TCJA) was enacted in the United States. Among other things, the TCJA reduces the US corporate income tax rate to 21% and implements a new system of taxation for non-US earnings, including imposing a one- time tax on the deemed repatriation of undistributed earnings of non-US subsidiaries. As the FASB staff previously determined they would not object to private companies applying SEC Staff Accounting Bulletin (SAB) 118, the Company has prepared and recorded preliminary estimates of accounting for the tax effects of the TCJA based on SAB 118 estimate principles.

The Company remeasured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which is generally 21%. However, the Company is still analyzing certain aspects of the TCJA and refining its calculations, which could potentially affect the measurement of these balances. The provisional amount recorded related to the re-measurement of the Company’s deferred tax balance was a tax expense of $4,965 recognized in the fourth quarter of 2017.

The one-time transition tax is based on the Company’s total post‑1986 earnings and profits ("E&P") that the Company previously deferred from US income taxes. The Company recorded a provisional amount for its one-time transition tax liability for all of its foreign subsidiaries, resulting in an increase in income tax expense of $1,882. The remaining unpaid balance of this tax liability (included in long- term tax payable) was $1,722 at December 31, 2017, which was to be paid over 8 years. The liability was reversed in 2018 as the Company elected to utilize net operating losses and credits against the one-time transition tax on its 2017 income tax return.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

No additional income taxes have been provided for any remaining undistributed foreign earnings not subject to the transition tax, or any additional outside basis difference inherent in these entities, as these amounts continue to be indefinitely reinvested in foreign operations. Determining the amount of unrecognized deferred tax liability related to any remaining undistributed foreign earnings not subject to the transition tax and additional outside basis difference in these entities (i.e., basis difference in excess of that subject to the one-time transition tax) is not practicable.

China

All of the Group’s subsidiaries registered in the PRC and only having operations in Mainland China are subject to PRC enterprise income tax on the taxable income as reported in their PRC statutory accounts adjusted in accordance with relevant PRC income tax laws, which unifies an income tax rate of 25%. On March 16, 2007, the National People’s Congress of PRC enacted an Enterprise Income Tax Law (EIT Law), under which Foreign Investment Enterprises (FIEs) and domestic companies would be subject to EIT at a uniform rate of 25%. The EIT law became effective on January 1, 2008.

GENEWIZ Suzhou has obtained a high and new technology enterprise ("HNTE") certificate effective from January 1, 2013 and renewed in 2016, with a valid period of three years. Therefore, the entity is eligible to enjoy a preferential tax rate of 15% when it has taxable income under the EIT Law, as long as it maintains the HNTE qualification and duly conducts filing procedures with relevant tax authority regarding the tax incentive.

Summary:

GENEWIZ sources of income before taxes, classified between domestic and foreign entities for the nine months ended September 30, 2018 and 2017 are as follows:

	2018	2017
Pre-tax income
Domestic	$7,096	$708
Foreign	4,899	3,574
Total pre-tax income	$11,995	$4,282

Total income tax expense for the nine months ended September 30, 2018 and 2017 was $2,692 and $530, respectively.

The effective tax rate for 2018 of 22% was favorably impacted primarily by the tax effect of the foreign earnings taxed at rates lower than the US statutory rate and unfavorably impacted by state income taxes.

The effective rate for 2017 of 12% was favorably impacted primarily by foreign earnings taxed at rates lower than the US statutory rate.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

The tax effects of temporary differences that gave rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:

	September 30,
	2018	December 31,
	(Unaudited)	2017
Deferred tax assets:
Accounts receivable	$646	$646
Accrued expenses	310	310
Government grants	140	140
R&D credits	326	326
Depreciation	—	202
Amortization	9,719	9,870
Tax reserves	1,078	920
Tax loss carryforwards	106	1,943
Other	3	3
	12,328	14,360

Less: valuation allowance	(106)	(106)
Deferred tax assets, net of valuation allowance	12,222	14,254

Deferred tax liabilities:
Depreciation	(1,679)	(2,124)
Total deferred tax liabilities	$(1,679)	$(2,124)
Net deferred tax asset	$10,543	$12,130

At December 31, 2017, the Company has foreign tax loss carryforwards of $492. Most of the foreign losses have an indefinite carryover period.

The Company recorded a liability for an unrecognized income tax benefits, which is included in long term taxes payable in the consolidated balance sheet. Including accrued interest and penalties the balance of such liability, partially offset by the change in deferred tax assets related to such matter, at September 30, 2018 and December 31, 2017 was $12,403 and $12,459, respectively. The annual incremental charge is recorded as a component of income tax expense in the accompanying consolidated statement of income.

The Company or one of its subsidiaries files income tax returns in the US federal jurisdiction, various states and foreign jurisdictions. With few exceptions, the Company is no longer subject to income tax examinations by tax authorities for years prior to 2014 in the US and China, its major jurisdictions.

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

10.Related Party Transactions

a)	Name and relationship

Name of Related Party	Relationship With the GROUP
The Founders	Controlling Shareholders of the Company
Admera Health LLC	An entity under significant influence of the Founders
Admera Health (HK) Limited	An entity under significant influence of the Founders
Admera Health Suzhou Ltd.	An entity controlled by Admera Health (HK) Limited
Admera Health Tianjin Ltd.	An entity controlled by Admera Health Suzhou Ltd.

b)	Related-party transactions

The Group had transactions with a related parties during 2017 and 2018 summarized as follows:

	Nine months Ended
	September 30,
	2018	2017
1) Purchase of services from
● Admera Health LLC (i)	$47	$14
2) Rendering of services to
● Admera Health Suzhou Ltd (i)	77	18
● Admera Health LLC (i)	766	150
3) Expenses paid on behalf of
● Admera Health LLC	835	1,049
● Admera Health Suzhou Ltd	3	51

Note (i) - The prices are mutually agreed according to the published prices.

The Group had the following balances with its related parties as follows:

	September 30,
	2018	December 31,
	(Unaudited)	2017
1) Amounts due from related parties
● Admera Health LLC	$2,167	$729
● Admera Health Suzhou Ltd	—	11
Total	$2,167	$740

	September 30,
	2018	December 31,
	(unaudited)	2017
1) Amounts due to a related-party
● Admera Health LLC	$28	$24
● The Founders	—	1,750
Total	$28	$1,774

GENEWIZ Group

Notes to Consolidated Financial Statements (continued)

(In Thousands, Except where otherwise stated)

September 30, 2018

11.Subsequent Events

The Company has evaluated subsequent events through the date the financial statements were available to be issued which is November 13, 2018.

In September 2018, Brooks Automation, Inc. (BRKS) entered into a definitive agreement to acquire GENEWIZ Group. The total cash purchase price for the acquisition will be approximately $450 million, subject to working capital and other adjustments. The transaction is expected to close by the end of this calendar year upon satisfaction of customary closing conditions and regulatory approvals.